Exhibit 23.8

[LETTERHEAD OF CLARO Y ASOCIADOS LTDA.]

We hereby consent to (i) the incorporation by reference into the registration statement on Form F-3 of Enersis S.A. (the “Registration Statement”) of our appraisal report dated October 24, 2012 (the “Report”), which is included as “Item 11. Translation of Independent Appraisal Report of Claro y Asociados Ltda. dated October 24, 2012” in Enersis S.A.’s report on Form 6-K furnished on November 19, 2012, and (ii) the references to the Report in the prospectus and any prospectus supplement related to the Registration Statement.

Claro y Asociados Ltda.

Dated: January 31, 2013	By:	/s/ Javier Contreas Brain
		Name:	Javier Contreas Brain
		Title:	Gerente General